Exhibit 21

Name	Jurisdiction
Saratoga Investment Funding II LLC	Delaware
Saratoga Investment Funding III LLC	Delaware
Saratoga Investment Corp. SBIC II LP	Delaware
Saratoga Investment Corp. SBIC III LP	Delaware
Saratoga Investment Corp. GP, LLC	Delaware
SIA-Avionte, Inc.	Delaware
SIA-ARC, Inc.	Delaware
SIA-AX, Inc.	Delaware
SIA-AAP, Inc.	Delaware
SIA-G4, Inc.	Delaware
SIA-GH, Inc.	Delaware
SIA-MDP, Inc.	Delaware
SIA-PP Inc.	Delaware
SIA-SAIS, Inc.	Delaware
SIA-SIQ, Inc.	Delaware
SIA-SZ, Inc.	Delaware
SIA-TT, Inc.	Delaware
SIA-TG, Inc.	Delaware
SIA-Vector, Inc.	Delaware
Saratoga Investment Corp. CLO 2013-1, Ltd	Cayman Islands